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Exhibit 21.1

LIST OF SUBSIDIARIES OF
McLEODUSA INCORPORATED

(As of April 10, 2002)

Subsidiary	State of Incorporation or Organization
McLeodUSA Holdings, Inc	Delaware
McLeodUSA Telecommunications Services, Inc.	Iowa
McLeodUSA Market Response, Inc.	Iowa
Consolidated Market Response, Inc.	Illinois
McLeodUSA Telecom Development, Inc.	South Dakota
McLeodUSA Network Services, Inc.	Iowa
McLeodUSA Purchasing, L.L.C.	Iowa
McLeodUSA Integrated Business Systems, Inc.	Iowa
McLeodUSA Public Services, Inc.	Illinois
McLeodUSA Information Services, Inc.	Delaware
McLeodUSA Community Telephone, Inc.	Delaware
Illinois Consolidated Telephone Company	Illinois
Dakota Community Telephone, Inc.	South Dakota
McLeodUSA Media Group, Inc.	Iowa
McLeodUSA Publishing Company	Iowa
Consolidated Communications Directories, Inc.	Illinois
Frontier Directory Co. of Minnesota, Inc.	Minnesota
Frontier Directory Company of Nebraska, Inc.	Nebraska
J-Mar Publishing Company, Inc.	Michigan
Greene County Partners, Inc.	Illinois
Midwest Cellular Associates	Illinois
CapRock Communications Corp.	Texas
CapRock Telecommunications Corp.	Texas
CapRock Fiber Network, Ltd.	Texas
CapRock Telecommunications Leasing Corp.	Texas
CapRock Design Services, L.P.	Arizona
CapRock Network Services, L.P.	Texas
Intelispan, Inc.	Washington
Devise Associates, Inc.	New York

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF McLEODUSA INCORPORATED (As of April 10, 2002)